Exhibit (a)(5)(B)

News Release

Genesys Commences Tender Offer for all Outstanding Shares of SoundBite Communications, Inc. (SDBT)

DALY CITY, CA, June 4, 2013 — Genesys Telecommunications Laboratories, Inc. is commencing today, through its direct wholly-owned subsidiary Sonar Merger Sub Inc., a cash tender offer to purchase all outstanding shares of common stock of SoundBite Communications, Inc. (NASDAQ:SDBT). Genesys announced its intention to acquire SoundBite on Monday, May 20, 2013. Upon the successful closing of the tender offer, stockholders of SoundBite will receive $5.00 in cash for each share of SoundBite common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding taxes.

As previously disclosed, Genesys has received from certain SoundBite stockholders, which represent approximately 41% of the outstanding shares of SoundBite common stock, tender and support agreements to tender all of their shares in the tender offer (subject to certain terms and conditions) and, if applicable, to vote those shares in favor of the transaction.

Genesys will file today with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO which sets forth in detail the terms of the tender offer. Additionally, SoundBite will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the unanimous recommendation of SoundBite’s board of directors that SoundBite stockholders accept the tender offer and tender their SoundBite shares.

The tender offer will expire at midnight (New York City Time), at the end of the day on Monday, July 1, 2013 unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The completion of the tender offer is subject to the tender of at least a majority of SoundBite’s outstanding shares of common stock (on a fully diluted basis) and other customary closing conditions.

On June 3, 2013, SoundBite and Greeneden Topco S.C.A., the ultimate parent entity of Genesys, were granted early termination, effective June 3, 2013, of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act the (“HSR Act”) in connection with the purchase of shares in the tender offer and the merger. Early termination of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the tender offer.

Genesys

Genesys is a leading provider of customer engagement and contact center solutions. With more than 3,000 customers in 80 countries, Genesys orchestrates more than 100 million customer interactions every day across the contact center and back office, helping companies deliver fast and optimal levels of customer service with a highly personalized cross-channel customer experience. Genesys also prioritizes the flow of work to back office personnel resulting from any customer interaction, internal workflow or business application, optimizing the performance and satisfaction of customer-facing employees across the enterprise.

www.genesyslab.com

Important Information

The tender offer described in this press release has not yet been commenced. This press release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of SoundBite. At the time the tender offer is commenced, Genesys and Sonar Merger Sub intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and SoundBite intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. SOUNDBITE COMMUNICATIONS, INC. STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. Stockholders of SoundBite will be able to obtain a free copy of these documents (when they become available) and other documents filed by SoundBite and Genesys with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of the tender offer documents (when they become available) from the information agent to be named in the offer to purchase or from Genesys.

Cautionary Note Regarding Forward Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, statements regarding expectations about the tender offer, regulatory approvals, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of SoundBite’s stockholders will tender their stock in the tender offer; the possibility that competing tender offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, clients, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of SoundBite’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in SoundBite’s filings with the Securities and Exchange Commission, including the factors set forth in SoundBite’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Genesys and Sonar Merger Sub, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by SoundBite. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of the date of this filing.

CONTACTS

Dominic Weeks (SHIFT Communications)

genesys@shiftcomm.com

617-779-1800